Exhibit 99.1

FROM:	Porter, LeVay & Rose, Inc.
Michael J. Porter, President
(212) 564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
(508)533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES THEIR HOSPITALITY DIVISION AND THE HIRING OF GLENN COLAROSSI

MEDWAY, MA, February 16, 2007 — Cybex International, Inc. (NASDAQ: CYBI), a leading exercise equipment manufacturer, recently announced that it has created the CYBEX Hospitality Division, and has hired Glenn Colarossi, a veteran of the fitness and spa industry, to lead the efforts as the President of CYBEX Hospitality Division.

John Aglialoro, CYBEX Chairman and CEO stated, “One of CYBEX’s strategic objectives this year is to position ourselves in the hospitality market, and with Colarossi’s depth of experience in this industry it is with pleasure that we add his talents to our team.” Mr. Colarossi has over 20 years experience in the fitness and spa industry. Colarossi is considered an expert in the industry because of his notable strengths, which have come from designing, developing, managing and ownership in the spa and health club markets, both in the United States and worldwide.

Ed Pryts, CYBEX Sr. VP of North America Sales stated, “With the launch of products such as the LCX-425T treadmill and 425A Arc Trainer, CYBEX is equipped to be a strong competitor in the hospitality market. We also have a new strength offering coming out soon that will fit nicely into the lineup. We have made a commitment to offer fitness solutions in the hospitality market space, and the addition of Glenn Colarossi validates our commitment.” CYBEX will continue to create and package equipment solutions tailored for the hospitality market.

Colarossi was involved in the development of the original WestinWORKOUT™ for Starwood Hotels, as well as overseeing the rollout to the corporately owned properties. He has also aided in the development of fitness brand standards for other hotel brands. During his career he has worked with “blue chip” clients such as: The Mandarin Oriental Hotel Group, Four Seasons, St. Regis, The Luxury Collection and Fairmont.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user — from the professional athlete to the first-time exerciser — to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2005, its Reports on Form 10-Q, its Current Reports on Form 8-K and its proxy statement dated April 4, 2006.

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